EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Diodes Incorporated and Subsidiaries


We consent to the incorporation by reference in the Registration Statements on Forms S-8 (333-106775) of Diodes Incorporated and Subsidiaries of our report, dated April 7, 2005, with respect to Diodes Incorporated and Subsidiaries management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report is included in this amended annual report on Form 10-K/A of Diodes Incorporated and Subsidiaries for the year ended December 31, 2004.

/s/ Moss Adams LLP
Moss Adams LLP
Los Angeles, California
April 29, 2005